Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Todd Andrews
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS THIRD QUARTER DILUTED EPS OF 46 CENTS, UP 15%

COMPANY INCREASES QUARTERLY DIVIDEND 15%

WOONSOCKET, RHODE ISLAND, October 29, 2003—CVS Corporation (NYSE: CVS), today announced sales and earnings for the third quarter ended September 27, 2003.

Net sales for the third quarter ended September 27, 2003 increased 8.5% to $6.38 billion, up from $5.88 billion during the third quarter of 2002. Same store sales (sales from stores open more than one year) for the quarter rose 6.4%, while pharmacy same store sales rose 8.5% and front-end same store sales increased 1.9%. Total pharmacy sales represented 69.4% of total company sales for the quarter. Third party prescription sales were 93.0% of pharmacy sales for the quarter.

Net earnings for the third quarter increased 14.2% to $187.8 million or $0.46 per diluted share, compared with net earnings of $164.4 million or $0.40 per diluted share in the third quarter of 2002. The Company’s third quarter results compared to last year were driven by strong margin performance due to a more profitable product assortment and continued improvements in inventory losses.

“The third quarter was another great quarter for CVS,” stated Tom Ryan, Chairman, President, and Chief Executive Officer. “We achieved strong sales growth with both the pharmacy and front-end businesses showing sequential growth, generated healthy cash flow, and increased diluted earnings per share by 15%. Operating margin increased due to the significant improvement in our gross margin, coupled with continued effective cost management.”

Mr. Ryan continued, “During the quarter, we completed the rollout of our AIM inventory initiative for pharmacy, and made solid progress on the rollout of our Pharmacy Service Initiative. Both are helping us to continue to gain market share, and our customers are telling us that they’re noticing our service enhancements. We will remain highly focused on making CVS the easiest pharmacy for customers to use.”

For the third quarter, CVS opened 31 new stores, closed 7 and relocated 18 others. As of September 27, 2003, CVS operated 4,137 retail and specialty pharmacy stores in 32 states and the District of Columbia.

In a separate release today, the Company also announced that its Board of Directors has approved a 15% increase in its quarterly dividend to common stockholders. The quarterly dividend was raised to $0.06625 per share, payable February 3, 2004 to holders of record on January 22, 2004. This increase translates into an annual rate of $0.265 per share, up $0.035 from the previous rate of $0.230.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s web site at http://investor.CVS.com on the Investor

Relations page to hear the call live, or to listen to an archive of the call, which will be available for a one-week period following the call.

Celebrating 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its over 4,100 CVS/pharmacy® stores, its online pharmacy; CVS.com® and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare Management Services.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended June 28, 2003.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
In millions, except per share amounts	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales	$6,378.1	$5,876.4	$19,135.8	$17,836.7
Cost of goods sold, buying and warehousing costs	4,719.5	4,395.1	14,237.9	13,380.6

Gross margin	1,658.6	1,481.3	4,897.9	4,456.1
Selling, general and administrative expenses	1,256.1	1,127.7	3,659.1	3,353.9
Depreciation and amortization	85.8	77.1	253.8	230.9

Total operating expenses	1,341.9	1,204.8	3,912.9	3,584.8

Operating profit	316.7	276.5	985.0	871.3
Interest expense, net	11.8	11.4	37.1	38.3

Earnings before income tax provision	304.9	265.1	947.9	833.0
Income tax provision	117.1	100.7	364.0	316.5

Net earnings	187.8	164.4	583.9	516.5
Preference dividends, net of income tax benefit	3.7	3.7	11.0	11.1

Net earnings available to common shareholders	$184.1	$160.7	$572.9	$505.4

Basic earnings per common share:
Net earnings	$0.47	$0.41	$1.45	$1.29

Weighted average basic common shares outstanding	394.8	392.7	394.1	392.1

Diluted earnings per common share:
Net earnings	$0.46	$0.40	$1.42	$1.26

Weighted average diluted common shares outstanding	408.3	405.4	407.0	405.4

Dividends declared per common share	$0.0575	$0.0575	$0.1725	$0.1725

(1)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.6 million and $1.7 million for the thirteen weeks ended September 27, 2003 and September 28, 2002 respectively. The dilutive earnings adjustment was $4.8 million and $5.1 million for the thirty-nine weeks ended September 27, 2003 and September 28, 2002 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	September 27, 2003	December 28, 2002
Assets:
Cash and cash equivalents	$727.3	$700.4
Accounts receivable, net	1,080.2	1,019.3
Inventories	4,024.0	4,013.9
Deferred income taxes	200.7	216.4
Other current assets	30.7	32.1

Total current assets	6,062.9	5,982.1
Property and equipment, net	2,597.7	2,215.8
Goodwill	889.0	878.9
Intangible assets, net	379.6	351.4
Deferred income taxes	6.6	6.6
Other assets	213.5	210.5

Total assets	$10,149.3	$9,645.3

Liabilities:
Accounts payable	$1,699.6	$1,707.9
Accrued expenses	1,346.4	1,361.2
Short-term borrowings	—	4.8
Current portion of long-term debt	332.1	32.0

Total current liabilities	3,378.1	3,105.9
Long-term debt	775.6	1,076.3
Other long-term liabilities	252.0	266.1
Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,563,000 shares at September 27, 2003 and 4,685,000 shares at December 28, 2002	243.9	250.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 409,726,000 shares at September 27, 2003 and 409,286,000 shares at December 28, 2002	4.1	4.1
Treasury stock, at cost: 14,854,000 shares at September 27, 2003 and 16,215,000 shares at December 28, 2002	(430.1)	(469.5)
Guaranteed ESOP obligation	(194.4)	(194.4)
Capital surplus	1,544.4	1,546.6
Accumulated other comprehensive loss	(44.6)	(44.6)
Retained earnings	4,620.3	4,104.4

Total shareholders’ equity	5,743.6	5,197.0

Total liabilities and shareholders’ equity	$10,149.3	$9,645.3

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
In millions	September 27, 2003	September 28, 2002
Cash flows from operating activities:
Net earnings	$583.9	$516.5
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	253.8	230.9
Deferred income taxes and other noncash items	30.4	54.9
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(41.7)	(20.1)
Inventories	(5.5)	(64.4)
Other current assets	1.4	1.8
Other assets	(11.1)	(25.8)
Accounts payable	(8.3)	24.9
Accrued expenses	(35.7)	9.4
Other long-term liabilities	(10.5)	(5.2)

Net cash provided by operating activities	756.7	722.9

Cash flows from investing activities:
Additions to property and equipment	(760.2)	(804.7)
Proceeds from sale-leaseback transactions	155.2	228.8
Acquisitions (net of cash)	(87.7)	(68.5)
Proceeds from sale or disposal of assets	7.8	17.6

Net cash used in investing activities	(684.9)	(626.8)

Cash flow from financing activities:
Reductions in short-term borrowings	(4.8)	(77.6)
Dividends paid	(68.0)	(67.6)
Reductions in long-term debt	(0.5)	(2.8)
Proceeds from exercise of stock options	28.4	32.9

Net cash used in financing activities	(44.9)	(115.1)

Net increase (decrease) in cash and cash equivalents	26.9	(19.0)
Cash and cash equivalents at beginning of period	700.4	236.3

Cash and cash equivalents at end of period	$727.3	$217.3